EXHIBIT 11.1

                           ELECTRONICS FOR IMAGING, INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)
                       (In thousands, except per share data)
                                    (Unaudited)

                                             Three Months Ende   Six Months Ended
                                                  June 30,           June 30,
                                             -----------------   -----------------
                                               1997      1996      1997      1996
                                             -------   -------   -------   -------
Net income for purposes of computing
     net income per share                    $22,609   $13,901   $43,037   $26,498
                                             =======   =======   =======   =======



Weighted average common shares outstanding    51,818    50,548    51,729    50,328


Weighted common equivalent shares
     from options (3)                          3,916     4,278     4,008     4,156
                                             -------   -------   -------   -------


         Weighted average common shares
         and equivalents                      55,734    54,826    55,737    54,484
                                             =======   =======   =======   =======



Net income per share                         $  0.41   $  0.25   $  0.77   $  0.49
                                             =======   =======   =======   =======

(1) This Exhibit should be read in conjunction with "Summary of Significant Accounting Policies - Net Income per Share" in Note 1 of Notes to Consolidated Financial Statements, contained in the Company's 1996 Annual Report to Stockholders.


(2) All per share data and shares used in computing net income per share have been restated to reflect the Company's two-for-one stock split of February 20, 1997.


(3) Computed using the treasury stock method. The difference between primary net income per share and fully diluted net income per share is not significant.

                                       17

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      ELECTRONICS FOR IMAGING, INC.

Date:  August 11, 1997


                                       By /s/  Dan Avida
                                      --------------------------------------
                                      Dan Avida
                                      President and Chief Executive Officer
                                      and Acting Principal Financial Officer




                                      By /s/ Eric Saltzman
                                      --------------------------------------
                                      Eric Saltzman
                                      Vice President, Strategic Relations
                                      and Duly Authorized Officer


                                       18